Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Announces Resignation
of CFO and Director Bradley C. Richardson

RACINE, WI, November 2, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced the resignation of its Executive Vice President – Corporate Strategy and Chief Financial Officer and Director Bradley C. Richardson, effective November 13, 2009.  Richardson has accepted a position with a publicly held company in an unrelated industry in his native Ohio. Following Richardson’s departure, Robert R. Kampstra, Vice President and Corporate Controller, will assume the responsibilities of the Chief Accounting Officer, reporting directly to Thomas A. Burke, President and Chief Executive Officer, while the company initiates the process for identifying Richardson’s successor.

“Brad Richardson has been a valued member of our executive team since 2003 and has played an important role in helping guide the strategic transformation of our company,” said Thomas A. Burke, President and Chief Executive Officer.  “He leaves with our blessing in order to accept a similar position and at the same time fulfill his desire to return to his native Ohio where much of his family still resides.  Brad leaves Modine at a time when we are well positioned both strategically and financially to build on our Four-Point Plan and continue our drive for long term, sustainable growth.  We thank Brad for his service and wish him and his family our very best on this next chapter in their lives.”

About Modine
Modine, with fiscal 2009 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,000 people at 32 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part II of the company's Annual Report on Form 10-K for the year ended March 31, 2009 and under Forward-Looking Statements in Item 2 of Part I of that same report, as revised by Exhibit 99.1 to the Company’s Current Report on Form 8-K dated September 15, 2009, and the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  The company does not assume any obligation to update any forward-looking statements.

 # # #